EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMMERCE BANCSHARES, INC.
ANNOUNCES DIVIDEND INCREASE

     (St. Louis, MO, July 25, 2003) Commerce Bancshares, Inc. announced today that its Board of Directors approved a 36.4% increase in its regular quarterly dividend. The dividend of $.225 per share will be payable on September 26, 2003, to shareholders of record at the close of business on September 12, 2003. This increase follows a 6.6% increase approved by the Board of Directors on January 31, 2003. The earlier increase marked the 35th consecutive year that the Company increased cash dividends per share.

     The Chairman of the Board, Mr. David W. Kemper, stated that the Board of Directors considered the recent change in the tax code that grants more favorable treatment for dividend income. Mr. Kemper noted that the dividend increase, coupled with the tax change, offers a better after tax yield to shareholders while still allowing the Company flexibility to support growth and continue its capital management initiatives.

     Commerce Bancshares, Inc. (NASDAQ: CBSH) is a $14 billion regional bank holding company. For more than 135 years, Commerce has been meeting the financial services needs of individuals and businesses. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning, and investments through its affiliated companies. Commerce Bancshares operates across three states with more than 330 locations and also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital and real estate activities.

For more information contact:	Jeffery D. Aberdeen
Controller
(816) 234-2081
www.commercebank.com
mymoney@commercebank.com